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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                               -------------------


                                    Form 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                         Date of Report: August 29, 1997


                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
               (Exact name of registrant as specified in charter)



                   New York         1-1217           13-5009340
                 (State of        (Commission     (I.R.S. Employer
                 incorporation)    File Number)   Identification No.)



                       4 Irving Place, New York, NY 10003
                    (Address of principal executive offices)


                  Registrant's telephone number: (212) 460-4600







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                                      - 2 -


INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5.  OTHER EVENTS

PSC SETTLEMENT AGREEMENT

      The New York State Public Service Commission ("PSC"), by order issued and effective May 20, 1996 in its "Competitive Opportunities" proceeding, endorsed a fundamental restructuring of the electric utility industry in New York State, based on competition in the generation and energy services sectors of the industry. On March 13, 1997, Con Edison, the PSC staff and certain other parties to the proceeding entered into a settlement agreement, dated March 12, 1997, with respect to the proceeding. On August 20, 1997, the PSC requested the parties to negotiate certain modifications to the March 1997 settlement agreement.

      On August 29, 1997, Con Edison and the PSC staff entered into a modified settlement agreement (the "Settlement Agreement"). The Settlement Agreement is subject to PSC approval. A PSC order with respect to the Settlement Agreement is expected in September 1997.

      The Settlement Agreement provides for a transition to a competitive electric market by instituting "retail access", a rate plan for the five-year transition period of the Settlement Agreement (the "Transition"), a reasonable opportunity to recover prior utility investments and commitments that may not be recoverable in a competitive electric market (often referred to as "strandable" costs), the divestiture by Con Edison to unaffiliated third parties of at least 50 percent of its New York City fossil-fueled generating capacity and, subject to Con Edison shareholder and other approvals, a corporate reorganization into a holding company structure.

      The Settlement Agreement reflects the following significant modifications to the March 1997 settlement agreement:

      - the reductions to generation-related revenues that Con Edison will provide over the Transition will increase from $655 million to approximately $890 million. (These amounts are exclusive of additional revenue reductions from lower gross receipt taxes.)

      - the additional depreciation that Con Edison will provide for its generating units will be reduced from $395 million to $110 million.

      - the retail access program has been accelerated to begin with up to 500 megawatts of customer load within nine months (rather than 12 months) after PSC approval of the Settlement Agreement and to make it available to all of its customers by the earlier of 18 months (rather 24 months) after the ISO (defined below) becomes fully operational or December 31, 2001 (rather than 2002).


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      -     the  generation  capacity  divestiture  program has been modified to require Con Edison to submit a detailed divestiture plan to the PSC within six months (rather than 12 months) of the PSC's approval of the Settlement Agreement and to initiate the divestiture process
            with   respect  to  at  least  30  percent  of  its  New  York  City fossil-fueled generating capacity within 90 days after the later of PSC approval of the divestiture plan or implementation by the ISO of certain rules related to New York City capacity. In addition, the
            Settlement   Agreement   requires  that  net  gains  from  sales  of
            generation up to prescribed amounts be utilized to further reduce rates during the Transition, rather than after the end of the Transition.

      In August 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board ("FASB") published its consensus that utilities subject to plans that, like the Settlement Agreement, use a transition period to recover stranded costs must discontinue the use of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," for the separable portions of their businesses that are being deregulated and apply the standards in SFAS No. 101, "Regulated Enterprises-Accounting for the Discontinuation of Application of FASB Statement No. 71." Con Edison is still reviewing the consensus, and is unable to determine the extent to which it may become ineligible to apply SFAS No. 71 to certain portions of its business under the Settlement Agreement. However, assuming the PSC approves the Settlement Agreement, Con Edison does not expect that discontinuation of SFAS No. 71 for the separable portion of its business that is being deregulated will have a material adverse effect on Con Edison's financial position.

      The following is a summary of the material provisions of the Settlement Agreement, including those provisions that remain unchanged from the March 1997 settlement agreement, and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is filed as an exhibit to this report.

Retail Access. Con Edison will implement an energy and capacity retail access program that will permit its customers to choose alternative energy suppliers. The delivery of electricity to customers will continue to be through the Company's transmission and distribution systems. The program will begin with up to 500 megawatts of customer load within 9 months following PSC approval of the Settlement Agreement. This schedule is contingent upon timely approval of a retail access implementation plan and retail access tariffs to be filed by Con Edison with the PSC and the Federal Energy Regulatory Commission ("FERC"), as applicable. The program will be expanded in increments and Con Edison will target the phase-in of retail access to make it available to all of its customers by the earlier of 18 months after an independent system operator (the "ISO"), which is to administer the wholesale electric market in New York, becomes fully operational or December 31, 2001. This schedule is subject to adjustment as circumstances warrant. In general, Con Edison's delivery rates for retail access customers during the Transition will equal the rate applicable to other comparable Con Edison customers less a rate representing the market value of the energy and capacity being supplied for customers by the other sellers.


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Rate Plan. The rate plan reduces the generation-related revenues that Con Edison would have received over the five-year Transition had current rate levels remained in effect by approximately $890 million, exclusive of additional revenue reductions from lower gross receipts taxes. The gross receipts tax reductions will result from lower customer billings and from a law enacted in July 1997 to reduce the New York State gross receipts tax. Rates will be further reduced for any net after-tax gains up to prescribed levels from the sale of generating capacity (see "Divestiture Commitment," below). If such net gains are achieved, the total revenue reductions over the Transition will be approximately $1.4 billion, inclusive of gross receipts tax savings. Financing savings from securitization of strandable costs (see "Recovery of Prior Investments and Commitments," below) will be utilized for additional rate reductions. In general, base electric rates will not otherwise be changed during the Transition except in the event of changes in costs above anticipated annual levels resulting from legal or regulatory requirements (including a requirement or interpretation resulting in Con Edison's refunding its tax-exempt debt), inflation in excess of a 4 percent annual rate, property tax increases and environmental costs, or in the event Con Edison's rate of return becomes unreasonable for the provision of safe and adequate service.

      The Settlement Agreement also provides, among other things, for a non-bypassable system benefits charge to recover, to the extent not otherwise recovered, the costs of required research and development, energy efficiency programs and programs to assist low-income customers, and a penalty mechanism (estimated maximum, $26 million per year) for failure to maintain certain service quality and reliability standards.

      For any rate year during the Transition, 50 percent of any earnings in excess of a rate of return of 12.9 percent on electric common equity will be retained for shareholders and 50 percent will be applied for customer benefit, with one-half of the amount to be applied to a reduction of rates or as otherwise determined by the PSC and the balance to be deferred and applied to reduce the Company's generating plant balances through additional depreciation expense. The rate of return calculation will exclude any incentives and reflect any amounts by which the rate of return for earlier Transition rate years fell below 11.9 percent. This earnings sharing will end beginning in the year in which Con Edison fulfills it divestiture commitment (see "Divestiture Commitment," below) or in which 15 percent of the service area peak load (excluding the existing load served by the New York Power Authority) is supplied other than by Con Edison.

      The Settlement Agreement supersedes the provisions of Con Edison's 1995 electric rate agreement prescribing overall electric revenue levels for the 12 months ending March 31, 1998. The Settlement Agreement also eliminates the provisions of the 1995 electric rate agreement for incentives or penalties related to the Enlightened Energy program and customer service performance, the Electric Revenue Adjustment and related Revenue per Customer mechanisms (the "modified ERAM"), earnings sharing and reconciliation of amounts included in base rates with actual costs for pensions and other post-employment benefits, capacity charges under Con Edison's contracts with non-utility generators of electricity ("NUGs"), Enlightened Energy


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program  and  renewable  energy  expenses,   property  taxes  and  research  and
development expenses. The Settlement Agreement also requires the reversal of all related balances on Con Edison's books of account at March 31, 1997, the net effect of which is not material. An incentive-based fuel adjustment clause, initially similar to the partial pass-through fuel adjustment clause under the 1995 electric rate agreement, will be in effect during the Transition.

Divestiture Commitment. Con Edison has agreed to divest to unaffiliated third parties at least 50 percent of its New York City fossil-fueled generating capacity no later than December 2002, unless the PSC determines that such divestiture should be delayed or reduced (to maximize sales price or address other developments). Divestiture could also be delayed under certain other circumstances. Con Edison fossil-fueled generating units not divested to unaffiliated third parties will be transferred to an unregulated affiliate of Con Edison by December 2002. It is expected that Con Edison will retain ownership of its Indian Point 2 nuclear generating unit.

      Con Edison has agreed to submit a detailed divestiture plan to the PSC within six months of the PSC's approval of the Settlement Agreement and to initiate the divestiture process with respect to at least 30 percent of its New York City fossil-fueled generating capacity within 90 days after the later of PSC approval of the divestiture plan or implementation by the ISO of certain rules related to New York City capacity. The PSC could approve the divestiture plan as submitted or modify it to address market power or other concerns.

      After-tax gains and losses from the divestiture of generation to unaffiliated third parties or transfer to an affiliate will be deferred. Any net gains up to prescribed levels on the sale of fossil generation will be used to further reduce rates. (See "Rate Plan," above). Additional net gains, if any, or net losses will be reflected in the strandable costs to be recovered following the Transition. (See "Recovery of Prior Utility Investments and Commitments," below.)

Recovery of Prior Investments and Commitments. Potential strandable costs for Con Edison are those prior utility investments and commitments that may not be recoverable in a competitive retail electric market. Investments for which there could be strandable costs include Con Edison's fossil-fueled generating plants and Con Edison's Indian Point 2 nuclear generating unit. Commitments for which there could be strandable costs include decommissioning of Con Edison's nuclear generating operations and capacity charges under Con Edison's contracts with NUGs.

      During the Transition, Con Edison will continue to recover its potential electric strandable costs in the rates it charges all customers. Con Edison will also provide for $75 million of additional depreciation for its fossil-fueled generating units and $35 million for its Indian Point 2 nuclear unit. In addition, as indicated above, certain "excess" earnings will be applied as an offset to strandable costs. (See "Rate Plan," above.)


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      Following  the   Transition,   Con  Edison  will  be  given  a  reasonable
opportunity to recover remaining electric strandable costs, as adjusted for any net gain in excess of a certain amount and any net loss from divestiture or transfer of Con Edison generating capacity (see "Divestiture Commitment," above), including a reasonable return on investments, through a non-bypassable charge to customers. For remaining fossil-related strandable costs, the recovery period will be 10 years and for the Indian Point 2 nuclear unit, the recovery period will be the then-remaining life of the unit. With respect to its NUG contracts, Con Edison will be permitted to recover at least 90 percent of the amount by which the actual costs of its purchases under the contracts exceed market value after the Transition. Any potential disallowance after the Transition will be limited to the lower of (i) 10 percent of the above-market costs or (ii) $300 million (in 2002 dollars). The potential disallowance will be offset by NUG contract mitigation achieved by Con Edison after the beginning of the Transition period and 10 percent of the gross proceeds of generating unit sales to third parties. Con Edison will be permitted a reasonable opportunity to recover any costs subject to disallowance that are not offset by these two factors if it makes good faith efforts in implementing provisions of the Settlement Agreement leading to the development of a competitive electric market in its service territory and the development of an ISO.

      Any financing savings from "securitization" of Con Edison's strandable costs are expected to be applied to further reduce customer rates. Subject to satisfying any conditions of any securitization legislation enacted in New York State, Con Edison could transfer its right to recover from customers the payment for the strandable costs to a financing entity that would in return remit to Con Edison the proceeds of debt issued by the financing entity. The debt, which would be non-recourse to Con Edison, would be secured by, and repaid from, the future customer payments.

Corporate Structure. The Settlement Agreement authorizes Con Edison to create a holding company and establishes guidelines governing transactions among affiliates. The formation of the holding company is subject to the approval of Con Edison's shareholders, approval of FERC and the consent of the Nuclear Regulatory Commission.

      Upon formation of the holding company, Con Edison will become a subsidiary of the holding company, and Con Edison's common shareholders will automatically become the shareholders of the holding company. Con Edison's existing subsidiaries, ProMark Energy, Inc., and Gramercy Development, Inc. will be transferred to the holding company. ProMark Energy was formed by Con Edison in 1993 to market gas and related services, and is expanding its operations to become a full-service energy service company. Gramercy Development was formed by Con Edison in late 1996 to invest in energy infrastructure development projects and the marketing of Con Edison's technical services. It is expected that Gramercy Development will develop other opportunities in both the energy and non-energy fields domestically and internationally. The holding company may establish other subsidiaries from time to time, including one or more subsidiary holding companies to hold its Con Edison stock and the stock of other subsidiaries.



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                                              - 7 -

      The Settlement Agreement limits the dividends that Con Edison could pay to the holding company to not more than 100 percent of income available for dividends calculated on a two-year rolling average basis. Excluded from "income available for dividends" will be non-cash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events. The limitation will not apply to dividends necessary to transfer to the holding company proceeds from major transactions, such as asset sales, or to dividends reducing Con Edison's capital ratio to a level appropriate to Con Edison's business risk.

      Without PSC approval, Con Edison is prohibited from making loans to, or guaranteeing the obligations of, the holding company or any other subsidiary of the holding company, or pledging its assets as security for the indebtedness of the holding company or any affiliate of the holding company. Con Edison and the holding company's other subsidiaries must operate as separate entities, and transfers of assets, services and information between Con Edison and its affiliates are subject to certain restrictions. Con Edison and the holding company's other subsidiaries must have separate operating employees, and non-administrative operating officers of Con Edison may not be operating officers of any of the holding company's other subsidiaries. Transfers of employees from Con Edison to the holding company's other subsidiaries are also restricted.

Litigation. Pursuant to the Settlement Agreement, Con Edison will terminate an appeal of the November 1996 rejection by the Supreme Court of the State of New York of a challenge to the PSC's May 20, 1996 order.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

(b)   Exhibits

 10 Agreement and Settlement, dated August 29, 1997, between Consolidated Edison
    Company of New York, Inc. and the Staff of the New York State Public Service Commission (without Appendices).

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                CONSOLIDATED EDISON COMPANY
                                                  OF NEW YORK, INC.

                                                By: JOAN S. FREILICH
                                                    JOAN S. FREILICH
                                                    Senior Vice President and
                                                      Chief Financial Officer


DATE:    August 29, 1997